Exhibit 99.1

HemoBioTech, Inc.
5001 Spring Valley Rd, Ste 1040-West
Dallas, TX 75244
972.455.8950

HEMOBIOTECH ANNOUNCES ADDITION OF R. E. “CORKY” DRAGOO, JR. TO BOARD OF DIRECTORS

DALLAS, February 2, 2009 – HemoBioTech (OTCBB: HMBT)
www.hemobiotech.com) announced that R.E. “Corky” Dragoo, Jr. has joined its Board of Directors. Mr. Dragoo is Executive Assistant to the Chancellor of Texas Tech University and is Director of Policy for Texas Tech University. Mr. Dragoo was formerly Ernst and Young National Director for the energy industry and was a Senior Partner of Ernst and Young’s Center for Business Innovation located in Cambridge, Massachusetts. He received his B.S. degree in Mechanical Engineering from Texas Tech and completed an Executive MBA program at Harvard University.

HemoBioTech is involved in the commercial development of HemoTech, potentially the first viable substitute for human blood. HemoTech was invented by Dr. Jan Simoni and Dr. Mario Feola at Texas Tech University Health Science Center. HemoBioTech has an Exclusive License to commercialize HemoTech from Texas Tech University. HemoBioTech also has had Sponsored Research Agreements with Texas Tech and utilized a facility at Texas Tech for the production of HemoTech.

“We are very excited with the addition of Mr. Dragoo to the Board of Directors. Corky has very significant business experience including implementation of business strategies and plays a leading role at Texas Tech University who we consider as our partner in the development of HemoTech,” said Dr. Arthur P. Bollon, Chairman and Chief Executive Officer.

Mr. Dragoo says, “I believe HemoTech has an enormous potential to positively impact the devastating effects of contaminated blood, the spread of disease in underdeveloped countries and to aid in extending better health to victims of anemia. I am pleased to join HemoBioTech with my background as a business advisor and with the University resources at my disposal to advise and consult in bringing this exciting discovery to the world.”

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About HemoBioTech, Inc.

HemoBioTech is engaged in the commercial development of HemoTech, a novel human blood substitute technology developed by Texas Tech University Health Sciences Center scientists, Drs. Mario Feola and Jan Simoni, and exclusively licensed from Texas Tech University System. HemoTech is composed of bovine hemoglobin that is chemically modified with ATP, Adenosine and GSH. HemoTech not only can carry oxygen in the blood, but can also induce erythropoiesis (red blood cell production). The Company believes that HemoTech, due to its novel structure, may possess properties that diminish the intrinsic toxicities that have plagued other attempts at developing blood substitutes, based upon pre-clinical and initial human clinical trials undertaken outside the U.S. HemoTech is being subjected to further studies and testing to confirm and expand on these studies. At a recent meeting in April, 2008 by the U.S. Food and Drug Administration (FDA) for blood substitutes, the FDA indicated the need for a new generation of hemoglobin based blood substitutes and the Adenosine-GSH approach of HemoTech was cited. HemoTech is being developed to help reduce or eliminate the danger resulting from acute blood loss in trauma, as well as for other conditions.

HemoBioTech received an exclusive worldwide license from the Texas Tech University System for a new technology that addresses the safety of animal-derived products for human use in pharmaceutical, cosmetic and other industries. This new technology, ORTH, acts to prevent the spread of transmissible spongiform encephalopathies (TSE), also know as prions which can cause disease such as mad cow disease, as well as viruses. The FDA strictly regulates medicinal products and cosmetics that contain ingredients from animals, particularly of bovine origin. The market for such pharmaceutical and cosmetic products for human use derived from animals is in excess of $7 billion. The technology is being used in the manufacturing of HemoBioTech’s lead product HemoTech. The goal is to sublicense the ORTH technology to pharmaceutical, biotechnology and cosmetic companies for upfront fees and royalties. Corporate headquarters are located at 5001 Spring Valley Road, Suite 1040-West, Dallas, Texas 75244. For further information contact, Dr. Arthur Bollon at 972-455-8955, arthurb@flash.net or visit our website at: http://www.hemobiotech.com.

Safe Harbor Statement

Except for historical information, the matters discussed in this news release may be considered "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of HemoBioTech and its management and are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others the successful pre-clinical development, the successful completion of clinical trials, the FDA review process and other governmental regulation, pharmaceutical collaborator interest and ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third party reimbursement, and other factors which are included in HemoBioTech's Annual Report on Form 10-K for the year ending December 31, 2007, as amended, and HemoBioTech's other reports filed with the Securities and Exchange Commission.

Contact:
HemoBioTech, Inc.
Arthur P. Bollon, PhD, 972-455-8955
Chairman & CEO
arthurb@flash.net
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Source: HemoBioTech

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